Exhibit 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NEXT THING TECHNOLOGIES INC”, FILED IN THIS OFFICE ON THE NINTH DAY OF APRIL, A. D. 2021, AT 8:01 O’CLOCK A.M.

7577552 8100 SR# 20211233217	Authentication: 202941596 Date: 04-12-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Semtary of State
Division or Corporations
Delh’ered 08:01A.\104/09/2021
FlLED 08:01 AM0410912021
SR 20211233217 - FileNumber 7577552

RESTATED CERTIFICATE OF INCORPORATION

OF

NEXT THING TECHNOLOGIES INC

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

NEXTTIDNG TECHNOLOGIES INC, a corporation organized and existing under and byvirtue of the provisions of the General Corporation Law of the State ofDelaware (the ''General Corporation Law"),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is NEXT THING TECHNOLOGIES INC.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment andrestatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing theappropriate officers of this corporation to solicit theconsent of the stockholders therefor, which resolution setting forth theproposed amendment and restatement is as follows:

RESOLVED, that the Certificate ofincorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name oftbecorporation is Next Thing Technologies Inc (the"Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 111lB South Governors Avenue, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is First State Corporate Services, Inc.

ARTICLE Ill

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may beorganized under the General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue shares of capita] stock designated, respectively, "Class A Common Stock," "Class B Common Stock'' and "Preferred Stock." The total number of shares of capital stock that the Corporation is authorized to issue is 35,000,000 shares, consisting of: 16,000,000 shares of Class A Common Stock, par value $0.00001 per share (the "Oass A Common Stock"), 9,000,000 shares of Class B Common Stock, par value $0.00001 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $0.0000I per share (the "Preferred Stock").

(B) ref rred Stock. The Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to any limitations prescribed by law, to provide out of the unissued shares of Preferred Stock for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, full or limited, or no voting powers and the designation, preferences and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any timeoutstanding. Thenumber of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any holders of Preferred Stock is required pursuant to the terms of this Amended and Restated Certificate of Incorporation (the "Restated Certificate") (including any Preferred Stock Designation). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1. the designation of the series, which may be by distinguishing number, letter or title;

2. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.       the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of djvidends, and whether such dividends, if any, shall be cumulative or noncumulative;

4. the dates on which dividends, if any, shall be payable;

5. the redemption rights and price or prices, if any, for shares of the series;

6. the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible orexchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9. restrictions on the issuance of shares of the same series or any other class or series;

10. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.  any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

(C) Common Stock. The relative powers, preferences and rights, and the qualifications, limitations and restrictions thereof, granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1. Vo. g Ri_ghts.

(a) General Right t<;> Vote T9gether; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor. Notwithstanding anything to the contrary set forth herein, the holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Preferred Stock Designation) or pursuant to the General Corporation Law.

(b) Votes Per Share. Except as othetwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (I) vote for each such share, and each holder of Class B Common Stock shall beentitled to ten (10) votes for each such share.

2. Identic l Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a) Dividends and Distributions. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the declaration and payment or distribution of any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(b) Subdivision, Combin_ati9 or Recla sification. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall be proportionately subdivided, combined or reclassified concurrently therewith in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such class is approved in advance by the affmnative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Eg1:1al Treatment in a C ange of Control Transaction or Merger or Consolidation. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically andratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of theoutstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, in each case which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shar·es of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into sbare:s of the surviving or parent entity in such transaction having substantially identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively. For purposes of this Section C(3), the term "Change of Control Transaction" means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation's property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a "Change of Control Transaction"; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation's capital stock (or the surviving entity or its parent), in eac case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; or (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation's capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

4. Volunt,.yy Co.nversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time. Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock be.ing converted and the name or names in which the certificate or certificates representing the shares of Class A Common Stock issued upon such conversion are to be issued or the name or names in which such shares are to be registered in book-entry form. Thereupon the Corporation shall (I) if such shares are certificated, promptly issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if suchshares are certificated, suchsurrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or, if such shares are l.lllcertificated, then upon the written notice of such holder's election to convert by this Section C(4). The person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

ARTICLEV

The business and affairs of the Corppration shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the CorporatiQn. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

(A) To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, bis testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

(A) To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

(B) Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE VIII

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any ''preferential dividends arrears amount" or "preferential rights amount" (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any "preferential dividends arrears amount" or "preferential rights amount" (as those terms are defined therein) shall be deemed to be zero (0).

ARTICLE IX

(A)       Unless this corporation consents in writing to the selection of an alternative fornm, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation's stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

(B) If any action the subject matter of which is within the scope of Article VIII(A) is filed in a court other than acourt located within the State of Delaware (a"Foreign Action'') in the name of any stockholder, such stockholder shall bedeemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in anysuch court to enforce Article VIIl(A) (an "FSC Enforcement Action'') and (ii) having service of process made upon such stock.holder in any such FSC Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.

(C)  If any provision or provisions of this Article VIIl shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VITI (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRD: That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of March, 2021.

/s/ Jason Adams
Jason Adams, President